Exhibit 99.2

Q3 FY26 Shareholder Letter

Fellow Shareholders, Our Q3 and year-to-date Fiscal Year 2026 performance is consistent with our expectations and plans entering the year. These results and successful launch and progress toward service of ViaSat-3 (VS-3) F2 reflect the meaningful progress we are making against our highest priorities and commitment to building value for our employees, customers, and shareholders. We are especially pleased with our continued cash and capital efficiency performance . For Q3 FY2026, we reported net income1 of $25 million improved from a net loss1 of $158 million in Q3 FY2025. This improvement was primarily due to higher interest income recognized during the quarter on the deferral of Ligado’s quarterly fees which were received as part of the lump sum payment. Revenue grew 3% year-over-year (YoY) driven primarily by 9% growth in the Defense and Advanced Technologies (DAT) segment and a 1% YoY increase in the Communication Services segment. Adjusted EBITDA2 decreased by 2% YoY reflecting a 3% YoY decline in the Communication Services segment Adjusted EBITDA, partially offset by a 7% increase in the DAT segment Adjusted EBITDA. Cash generation has been better than plan, driven by efficient cash conversion, targeted strategic transactions, and capital and operational spending efficiencies - while still investing for our future. This has yielded corresponding improvements in our net debt3 relative to LTM Adjusted EBITDA ratio, driving substantial progress toward our target ratio of below 3 times. We have three key focus areas to drive revenue growth in FY2027 and beyond: (1) VS-3, (2) multi-orbit, and (3) what some refer to as new frontier defense tech. Our progress on the first has been substantial. VS-3 F2 launched in early November, completed initial deployments and is just over a month from being on station. Final deployments commence soon thereafter, giving us confidence in our expectations for service entry by May. VS-3 F3 is undergoing final integration and is anticipated to launch on a Falcon Heavy shortly after VS-3 F2 final deployments are complete, pending a specific launch date from SpaceX, with estimated service entry by late summer. As a reminder, each of the new VS-3 satellites is expected to support more bandwidth capacity than our entire existing fleet and support key growth initiatives in aviation, maritime, and government satcom businesses. VS-3 F2 and F3 also introduce important new functional capabilities, including new forms of resilience for our US and international government customers - as well as for commercial mobility users, particularly in and around geopolitical and other hot spots. We are investing in next-generation multi-orbit user terminals and additional sources of LEO bandwidth for our aero and government customers. We expect those terminals to be available as new Ka-band and LEO systems enter service. Moving to defense tech, there are significant changes in modern warfare trends that are behind the growth in our DAT segment and government satcom business. Key themes where we are well positioned include the role of space in collecting, evaluating, and distributing targeting information in real time; the role of space, cyber security and multi-media transmission networks for highly distributed autonomous vehicles; updates to information and cyber security required by AI-enabled adversaries with quantum computing resources; routine targeting of commercial telecom infrastructure networks on land, undersea and in space and the consequent effects on both military and commercial traffic; and the role of dual-use space systems in augmenting sovereign organic systems and extending resilience to critical commercial platforms. Those themes, combined with our assets, technology and commercial and government customer base are helping us compete very effectively in these rapidly evolving and critical markets. As I mentioned last quarter, our Board’s Strategic Review Committee, with the help of independent financial advisers, is guiding our capital allocation and portfolio priorities. We continue to evaluate a range of strategic options, up to and including separating our government and commercial businesses, intended to build shareholder value and ensure competitive positioning in attractive target markets. That includes assessing the value of our portfolio of assets and resources, key dependencies including the entry into service of VS-3 F2 and F3, macro secular trends in our target markets, and the effects of achieving deleveraging targets and ongoing free cash flow generation. Recent events and transactions underscore that macro geopolitical, economic, and technology forces are being driven by sovereign control of critical space and ground infrastructure assets, including communications, sensing, and compute; dual commercial and national security uses; cooperative and coalition capabilities; NTN D2D augmentation of terrestrial networks for national security and commercial applications; vulnerabilities of terrestrial telecom infrastructure in contested geographies; and resilience to space and ground cyber and physical threats. Viasat is arguably one of an extremely short list of companies that have the ingredients needed to offer state-of-the-art technology, broadband and mobility, and resilience along with business models supporting national and regional sovereign interests. That theme underpins much of our rapid growth in our DAT segment, as well as creating new commercial growth opportunities. We also have the detailed understanding needed to help craft policy and technology solutions to warrant continued access to the spectrum and orbital resources needed for the world to participate in the rapidly evolving and emerging space economy. We note that many of the issues governing access to both orbits and spectrum are emerging as linchpins to doing so, and all that implies for national security interests, whether economic, physical or digital security. The pending European Space Act and European Digital Networks Act reflect rising awareness of these factors and policy responses. The US government is also investing substantially in multiple orbits to enhance resilience for critical strategic and tactical national security communications.

In summary: • Our financial results are evidence of our ability to execute with cash flow and net leverage improvements as key proof points • Near-term operational targets for bringing VS-3 F2 and F3 into service and additional cash collection from strategic transactions can help us reach our target for ongoing free cash flow and net debt relative to LTM Adjusted EBITDA ratio • We have specific and actionable longer-term plans intended to reduce capital intensity and improve return on invested capital, while simultaneously improving strategic focus and differentiated competitive positioning in very attractive growth markets that are all squarely aimed at driving shareholder returns. Sincerely, Mark Dankberg Shareholder Letter | Q3 Fiscal Year 2026 2 39970-005 04Feb26 21:10 Page 3

Q3 FY2026 Financial Results > Revenue of $1.2 billion in Q3 FY2026 increased 3% YoY. Revenue growth was driven primarily by 9% YoY increase in the Defense and Advanced Technology segment and a 1% YoY increase in the Communication Services segment > Net income1 of $25 million for Q3 FY2026 improved from a net loss1 of $158 million in Q3 FY2025, primarily due to higher interest income recognized during the quarter on the deferral of Ligado’s quarterly fees which were received as part of the lump sum payment > Q3 FY2026 Adjusted EBITDA2 was $387 million, a decrease of 2% YoY, reflecting a 3% YoY decrease in Communication Services segment Adjusted EBITDA partially offset by a 7% increase in Defense and Advanced Technologies segment Adjusted EBITDA. Declines in fixed services & other (FS&O) and maritime and an increase in research & development expense were partially offset by growth in aviation and tactical networking > Defense and Advanced Technologies revenues increased 9% YoY driven primarily by strong growth in tactical networking and information security and cyber defense product revenues and in total segment service revenues > Communication Services revenues increased 1% YoY driven primarily by strong growth in aviation service revenues partially offset by expected declines in FS&O > Awards for the quarter were $971 million, a decline of 10% YoY. Communication Services awards decreased 11% YoY primarily due to declines in aviation and FS&O partially offset by strong awards performance in maritime. Defense and Advanced Technologies awards decreased 8% YoY primarily reflecting declines in space and mission systems and information security and cyber defense partially offset by an increase in advanced technologies and other (AT&O) > Our net debt3 relative to LTM Adjusted EBITDA improved sequentially Shareholder Letter | Q3 Fiscal Year 2026 3 REVENUE $ in millions NET INCOME (LOSS)1 $ in millions $1,078 $1,170 $1,183 $1,498 $971 Q3 FY25 Q4 FY25 Q1 FY26 Q2 FY26 Q3 FY26 BACKLOG $ in millions ADJ. EBITDA2 $ in millions OPERATING INCOME (LOSS) $ in millions $1,124 $1,147 $1,171 $1,141 $1,157 Q3 FY25 Q4 FY25 Q1 FY26 Q2 FY26 Q3 FY26 $(158.4) $(246.1) $(56.4) $(61.4) $25.0 Q3 FY25 Q4 FY25 Q1 FY26 Q2 FY26 Q3 FY26 $3,541 $3,553 $3,549 $3,886 $3,967 Q3 FY25 Q4 FY25 Q1 FY26 Q2 FY26 Q3 FY26 $393 $375 $408 $385 $387 Q3 FY25 Q4 FY25 Q1 FY26 Q2 FY26 Q3 FY26 $21.2 $(153.8) $46.7 $35.8 $26.3 Q3 FY25 Q4 FY25 Q1 FY26 Q2 FY26 Q3 FY26 AWARDS $ in millions 39970-005 04Feb26 21:10 Page 4

Communication Services Segment Highlights > Launched VS-3 F2 from Cape Canaveral Space Force Station, Florida. Initial signal acquisition, radiator deployment, solar array deployment and initiation of orbit raising have been successfully completed . VS-3 F2 is anticipated to double the overall bandwidth capacity of Viasat’s entire existing fleet and further provide unrivaled flexibility to move and concentrate capacity in the highest demand areas . VS-3 F2 is expected to enter service in May 2026. > Subsequent to quarter end, Viasat and Bharat Sanchar Nigam Limited (BSNL) announced support for the next phase of the Indian Navy’s SATCOM modernization program. Viasat’s high-capacity Ka-band satellite systems will be used alongside its existing L-band infrastructure to deliver enhanced, resilient, and secure connectivity for Indian naval platforms. > Announced plans for global multi-orbit capabilities on JetXP, Viasat’s in-flight connectivity service for business aviation, with the integration of Telesat Lightspeed Low Earth Orbit (LEO) satellite capacity. > Expanded partnership with Etihad Airways to deploy Viasat Amara, our next-generation multi-orbit connectivity solution, across its entire fleet as part of its ongoing commitment to deliver a world-class guest experience. Viasat will power high-speed connectivity that enables guests to access streaming subscriptions on personal devices, to view Live TV on the aircraft seatback in-flight entertainment screens and to utilize applications for social media scrolling, browsing, shopping, and more. The expanded agreement will cover both widebody and narrowbody aircraft, including Etihad’s recently introduced A321LR fleet. > Supporting recently announced full, fast and free in-flight connectivity initiatives to enhance the travel experience across American Airlines, Southwest Airlines and KLM Airlines. Viasat enables airlines to be responsive to passengers’ increasing desire to remain connected throughout their trip with seamless in-flight WiFi. > Unveiled the next evolution of Maritime’s NexusWave multi-orbit service. Upcoming VS-3 satellites together with new, purpose-built VS60 maritime terminal are expected to deliver a significant capacity increase and further strengthen the NexusWave architecture. During recent sea trials, the new VS60 terminal achieved download speeds exceeding 250 megabits per second. Customers can expect a major step forward in performance, more consistent speeds, and better flexibility supporting enterprise networking, video streaming, crew welfare, and mission-critical operations. > Announced fleetwide rollout of NexusWave across Evergreen Marine’s fleet subsequent to quarter end. Evergreen Marine, Taiwan’s largest container line, plans to upgrade its fleet to NexusWave, our high-speed, bonded, secure-by-design, connectivity service to enhance crew experience and accelerate digitalization. The crew will experience a home-like internet experience, while ship operations benefit from a scalable platform for predictive analytics, real-time reefer monitoring, and fully integrated IoT across the fleet that will leverage the VS-3 ultra-high-capacity network to support Evergreen’s growth plans. > Entered into an agreement to divest our minority interest in Navarino UK, a maritime distribution partner which is included in Equity in Income of Unconsolidated Affiliates. Pending regulatory approvals, the transaction is expected to close in March 2026. Awards Q3 FY2026 Communication Services awards decreased 11% YoY to $671 million reflecting fewer aviation purchase orders, lower FS&O awards, and the impact of the government shutdown partially offset by a strong 25% YoY increase in maritime . Q3 FY2026 total backlog of $2.8 billion increased 7% YoY. Both FS&O and government satcom backlog increased 15% YoY, which partially offset decreases in maritime and aviation. Revenue Q3 FY2026 Communication Services segment revenues increased 1% YoY to $825 million. Segment product revenues were down 3% YoY reflecting the divestiture of the Energy Services Systems Integration business in Q3 FY2025, which partially offset YoY service revenue growth. Aviation and government satcom service revenues increased 15% and 4% YoY, respectively, partially offset by a 20% YoY decrease in FS&O service revenues and a 3% YoY decrease in maritime service revenues. Commercial and business aviation ended the quarter with approximately 4,320 and 2,100 aircraft in service, respectively, growing both YoY and sequentially. Maritime vessels were down YoY and sequentially to approximately 13,400. U.S. fixed broadband ended the quarter with approximately 143,000 subscribers and $112 average revenue per user. Adjusted EBITDA Communication Services segment Q3 FY2026 Adjusted EBITDA of $319 million declined 3% compared to the prior year quarter. Strong operating performance in aviation and government satcom was offset by expected declines in FS&O and maritime service revenues along with higher segment research and development costs in support of our multi-orbit initiatives. Shareholder Letter | Q3 Fiscal Year 2026 4 $751 $820 $330 $671 $825 $319 Q3 FY25 Q3 FY26 Awards Revenue Adj. EBITDA $264 $195 $119 $181 $304 $202 $115 $145 Q3 FY25 Q3 FY26 Aviation Govt Satcom Maritime Fixed Services and Other 4.0K 2.0K 14.3K 4.3K 2.1K 13.7K 4.3K 2.1K 13.4K Q3 FY25 Q2 FY26 Q3 FY26 Commercial Aviation Business Aviation Maritime SERVICE METRICS—KA BAND ONLY End of period aircraft and vessels SERVICE REVENUE MIX $ in millions AWARDS, REVENUE AND ADJ. EBITDA2 $ in millions Communication Services segment provides a wide range of broadband and narrowband communications solutions across government and commercial mobility, maritime, fixed broadband (residential), energy and enterprise customers 39970-005 04Feb26 21:10 Page 5

Defense and Advanced Technologies Segment Highlights > Completed off-the-shelf, customizable Network Control Station (NCS) installations for the Spanish Ministry of Defense that enable data control and secure network management. The project will allow the optimization of UHF capabilities by increasing the number of users able to access satellite resources. The installations were completed ahead of SpainSat NGI’s anticipated entry into commercial service. > Included in the Missile Defense Agency’s (MDA) $150 billion Scalable Homeland Innovative Enterprise Layered Defense (SHIELD) IDIQ which positions Viasat to compete for opportunities to deliver technology to meet critical national security needs across land, maritime, air, and space domains. > Completed Protected Tactical Satellite-Global Delivery Order 1 (PTS-G DO1) deliverable – System Design Review. The successful completion of US Space Force’s (USSF) Space Systems Command (SSC) PTS-G DO1 System Design Review positions Viasat to compete for SSC’s Delivery Order 2 initial satellite Swarm, which is anticipated in calendar year 2026. > Accelerated the first of two awards for our MOJO Tactical Gateway product family for the United States Marine Corps (USMC), with follow on awards expected. We continue to see solid demand for real-time situational awareness in mobile and austere environments. > Drove record quarterly sales of CBM400 modems underscoring strong demand across key government programs, including United States Marine Corps (USMC) and Royal Saudi Land Forces (RSLF). The growing installed base creates incremental opportunities for our software-enabled, licensebased business model. As new capabilities are digitized and fielded, we unlock increased customer value enabling multiple revenue opportunities. > Announced a five-year contract extension with the Navy Exchange Service Command (NEXCOM) Telecommunications Program Office which includes extensive network upgrades to support significantly higher bandwidth for users across facilities. Under this contract, Viasat will continue providing managed connectivity services for the personal-use networks for the Navy and joint base installations around the globe. Awards Defense and Advanced Technologies Q3 FY2026 segment awards decreased 8% YoY to $300 million. Space and mission systems and information security and cyber defense awards decreased YoY partially offset by strong awards in AT&O. Q3 FY2026 backlog reached $1.2 billion, an increase of 27% YoY and a decline of 3% sequentially, with a book-to-bill ratio of 0.9x. Revenue Q3 FY2026 segment revenue was $332 million, a 9% increase YoY. The YoY revenue growth was driven primarily by product revenue increases in tactical networking and information security and cyber defense with flat YoY space and mission systems and an increase in overall segment services revenues. Adjusted EBITDA Q3 FY2026 segment Adjusted EBITDA increased 7% YoY to $68 million. Strong operating performance in tactical networking and information security and cyber defense more than offset a decline in space and mission systems and higher segment research and development investments supporting next generation encryption products and D2D growth initiatives. Shareholder Letter | Q3 Fiscal Year 2026 5 $327 $303 $64 $300 $332 $68 Q3 FY25 Q3 FY26 Awards Revenue Adj. EBITDA $89 $78 $79 $7 $97 $77 $94 $6 Q3 FY25 Q3 FY26 InfoSec and Cyber Defense Space and Mission Systems Tactical Networking Adv Tech and Other BACKLOG AND SOLE SOURCE UNAWARDED IDIQ $ in millions $925 $3,104 $1,177 $2,639 Q3 FY25 Q3 FY26 Backlog Sole Source Unawarded IDIQ PRODUCT REVENUE MIX $ in millions AWARDS, REVENUE, AND ADJ. EBITDA2 $ in millions Defense and Advanced Technologies segment provides a diverse set of resilient, vertically integrated solutions, leveraging core technical competencies in encryption, cyber security, tactical gateways, modems and waveforms, to government and commercial customers 39970-005 04Feb26 21:10 Page 6

Balance Sheet, Cash Flows and Liquidity Operating Cash Flow Viasat generated $307 million in operating cash flow excluding the proceeds from the $420 million Ligado lump sum payment during the quarter, an increase of $87 million YoY and $25 million sequentially. The YoY increase was driven by the timing of interest payments and lower cash tax payments. The sequential increase was primarily driven by the timing of interest payments and lower cash tax payments partially offset by an increase in working capital related to an increase in accounts receivable and a decrease in accounts payable. Capital Expenditures Q3 FY2026 capital expenditures increased 12% YoY to $283 million reflecting primarily higher satellite expenditures related to timing of certain space, ground infrastructure and other capex payments. Free Cash Flow4, Net Debt3 and Liquidity During the quarter, Viasat generated $24 million in free cash flow excluding the proceeds from the $420 million Ligado lump sum payment, an improvement of $57 million compared to prior year quarter. This improvement was primarily driven by a YoY increase in operating cash flow partially offset by an increase in capital expenditures. For the twelve months ended December 31, 2025, Viasat generated $204 million in free cash flow excluding the $420 million proceeds from the Ligado lump sum payment. Viasat ended Q3 FY2026 with $2.5 billion in available liquidity which consisted of $1.35 billion in cash and cash equivalents and $1.14 billion of borrowing capacity under our two undrawn revolving credit facilities. During the quarter, we used a portion of the $420 million proceeds from the Ligado lump sum payment to retire early the remaining $300 million in principal amount of the original Inmarsat term loan facility that was scheduled to mature in 2026. Net debt declined sequentially to $5.1 billion resulting in an improvement of our net debt relative to LTM Adjusted EBITDA. Shareholder Letter | Q3 Fiscal Year 2026 6 OPERATING CASH FLOW $ in millions $219 $298 $258 $282 $307 $420 Q3 FY25 Q4 FY25 Q1 FY26 Q2 FY26 Q3 FY26 CAPITAL EXPENDITURES $ in millions $253 $248 $198 $214 $283 Q3 FY25 Q4 FY25 Q1 FY26 Q2 FY26 Q3 FY26 NET DEBT3 $ in billions $5.7 $5.6 $5.6 $5.5 $5.1 Q3 FY25 Q4 FY25 Q1 FY26 Q2 FY26 Q3 FY26 FREE CASH FLOW4 $ in millions $(33) $51 $60 $69 $420 Q3 FY25 Q4 FY25 Q1 FY26 Q2 FY26 Q3 FY26 $727 $444 $24 Ligado lump sum payment Excluding Ligado lump sum payment 39970-005 04Feb26 21:10 Page 7

Our third quarter FY2026 financial performance underscores our focus on execution and on positioning Viasat for accelerated growth, strong cash generation and lower capital intensity. We expect the completion and entry into service of our second and third VS-3 satellites to be a catalyst for all three factors as they unlock a substantial increase in global capacity and are incorporated into our multi-orbit strategy. We anticipate the increase in capacity and capabilities will fuel a long runway of high-growth opportunities in attractive markets we choose to serve. For FY2026, we continue to expect low single digit YoY revenue growth and flat YoY Adjusted EBITDA. We continue to expect Communication Services segment FY2026 revenue performance to be flat compared to FY2025, driven by low double-digit growth in aviation services, offset by a lower rate of declines in FS&O. We continue to expect Defense and Advanced Technologies segment FY2026 YoY revenue growth in the mid-teens, driven primarily by strong double-digit growth in both information security and cyber defense and space and mission systems. We expect net debt relative to LTM Adjusted EBITDA to decrease by the end of FY2026. In FY2026, we now expect capital expenditures of between $1.0 billion and $1.1 billion (which includes approximately $350 million for Inmarsat related capital expenditures). We continue to expect double-digit operating cash flow growth. We now expect to generate positive free cash flow for FY2026 and continue to expect to generate positive free cash flow for FY2027. Our free cash flow guidance is positive exclusive of the benefit of the Ligado lump sum payments as they are non-recurring. We remain committed to building a solid foundation for accelerated and sustained growth, capital efficiency, and cash generation. Our long-term growth outlook is bolstered by our unique assets including our pipeline of state of the art VS-3 satellites, large installed bases and strong secular drivers across our portfolio. Our forward path is clear: pave new ways to win in rapidly growing and evolving markets. Our strategy is clear: deliver measurable competitive advantage, capture profitable growth market positions, and build shareholder value. Shareholder Letter | Q3 Fiscal Year 2026 7

Endnotes 1. Net income (loss) as used herein is defined as net income (loss) attributable to Viasat, Inc. common stockholders. 2. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, as further adjusted to exclude certain non-cash items and non-recurring expenses such as stock-based compensation expense, acquisition and transaction related expenses, loss or gain on disposition of certain assets and/or related businesses, product lines or other similar investments, loss or gain on debt extinguishment, and nonrecurring impairment of satellites and networking assets. A reconciliation of Adjusted EBITDA to its closest GAAP equivalent is provided at the end of this letter under “Non- GAAP Financial Reconciliation.” See “Use of Non-GAAP Financial Information” for additional information. 3. Net debt is defined as total debt less cash and cash equivalents and short-term investments. A reconciliation of net debt to its closest GAAP equivalent is provided at the end of this letter under “Non-GAAP Financial Reconciliation.” See “Use of Non-GAAP Financial Information” for additional financial information. 4. Free cash flow is defined as net cash provided by (used in) operating activities less capital expenditures (purchase of property, equipment and satellites, and other assets). A reconciliation of free cash flow to its closest GAAP equivalent is provided at the end of this letter under “Non-GAAP Financial Reconciliation.” See “Use of Non-GAAP Financial Information” for additional financial information. Shareholder Letter | Q3 Fiscal Year 2026 9 39970-005 04Feb26 21:10 Page 10

Forward-Looking Statements This shareholder letter contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements regarding projections of earnings, revenue, Adjusted EBITDA, net leverage, free cash flow, capital expenditures, investments, costs, expected cost savings and synergies, return on capital or other financial items, including financial guidance and outlook and expectations for performance and results of operations in FY2026 and beyond; anticipated trends in our business or key markets; growth opportunities and the acceleration and durability of growth in our businesses; ability to successfully compete in our target markets, and durability or strengthening of competitive advantages; building shareholder value and evaluation of strategic options; the construction, completion, testing, launch, commencement of service, expected performance and benefits of satellites and satellite payloads (including satellites planned or under construction) and the timing thereof; the expected capacity, coverage, service speeds and other features of our satellites, and the cost, economics and other benefits associated therewith; anticipated subscriber growth; development, introduction and integration of multi-orbit capabilities and terminals; the ability to capitalize on backlog and awards received and unawarded IDIQ contract vehicles; future economic conditions; the development, demand, customer acceptance and anticipated performance of technologies, products or services; our ability to meet the performance and coverage levels required by our customers; our plans, objectives and strategies for future operations; expected revenue streams from the Ligado settlement; statements regarding existing and prospective orders from current and new IFC customers; and other characterizations of future events or circumstances, are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially include: our ability to realize the anticipated benefits of any existing or future satellite; unexpected expenses related to our satellite projects; risks associated with the construction, launch and operation of satellites, including the effect of any anomaly, launch, operational or deployment failure or degradation in satellite performance; capacity constraints in our business in the lead-up to the commencement of service on new satellites; increasing levels of competition in our target markets; our ability to successfully implement our business plan on our anticipated timeline or at all; our ability to successfully develop, introduce and sell new technologies, products and services; audits by the U.S. Government; changes in the global business environment and economic conditions (including U.S. Government shutdowns); delays in approving U.S. Government budgets and cuts in government defense expenditures; our reliance on U.S. Government contracts, and on a small number of contracts which account for a significant percentage of our revenues; reduced demand for products and services as a result of continued constraints on capital spending by customers; changes in relationships with, or the financial condition of, key customers or suppliers; our reliance on a limited number of third parties to manufacture and supply our products; introduction of new technologies and other factors affecting the communications and defense industries generally; the effect of adverse regulatory changes (including changes affecting spectrum availability or permitted uses) on our ability to sell or deploy our products and services; changes in the way others use spectrum; our inability to access additional spectrum, use spectrum for additional purposes, and/or operate satellites at additional orbital locations; competing uses of the same spectrum or orbital locations that we utilize or seek to utilize; the effect of changes to global tax laws; our level of indebtedness and ability to comply with applicable debt covenants; our involvement in litigation, including intellectual property claims and litigation to protect our proprietary technology; compliance by Ligado with the terms of the Ligado settlement; and our dependence on a limited number of key employees. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to revise or update any forward-looking statements for any reason.

Use of Non-GAAP Financial Information To supplement Viasat’s consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), Viasat uses non-GAAP net income (loss) attributable to Viasat, Inc., Adjusted EBITDA, net debt and free cash flow, measures Viasat believes are appropriate to enhance an overall understanding of Viasat’s past financial performance and prospects for the future. We believe non-GAAP net income (loss) attributable to Viasat, Inc. and Adjusted EBITDA provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. We believe net debt provides useful information to both management and investors in order to monitor our leverage (including our ability to service our debt and make capital expenditures) and evaluate our consolidated balance sheet. A limitation associated with using net debt is that it subtracts cash and therefore may imply there is less debt than the most comparable GAAP measure. We believe free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make investments, fund acquisitions and for certain other activities. Free cash flow can vary significantly from period to period depending upon, among other things, operating asset and liability balances, service and product revenues, operating efficiencies, increases or decreases in purchases of property and equipment, subscriber additions (losses), subscriber churn, and other factors. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting and facilitates comparisons to Viasat’s historical operating results. Further, these non-GAAP results are among the primary indicators that management uses as a basis for evaluating the operating performance of our segments, allocating resources to such segments, planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation of specific adjustments to GAAP results is provided in the tables below under “Non-GAAP Financial Reconciliation.” Copyright © 2026 Viasat, Inc. All rights reserved. Viasat, the Viasat logo and the Viasat signal are registered trademarks of Viasat, Inc. All other product or company names mentioned are used for identification purposes only and may be trademarks of their respective owners.

Third Quarter Fiscal Year 2026 Results

Financial Results

(In millions, except per share data)	Q3FY26	Q3FY25	Year-over-Year Change	First 9 Months FY26	First 9 Months FY25	Year-Over-Year Change
Revenues	$1,157.0	$1,123.8	3%	$3,469.0	$3,372.5	3%
Net income (loss) (1)	$25.0	($158.4)	*	($92.9)	($328.9)	(72)%
Non-GAAP net income (loss) (1)	$110.7	$14.7	*	$146.5	$24.2	*
Adjusted EBITDA	$387.0	$393.3	(2)%	$1,180.2	$1,172.2	1%
Diluted per share net income (loss) (1)	$0.18	($1.23)	*	($0.69)	($2.57)	(73)%
Non-GAAP diluted per share net income (loss) (1), (2)	$0.79	$0.11	*	$1.06	$0.19	*
Fully diluted weighted average shares (2)	140.9	128.9	9%	134.1	128.0	5%

New contract awards (3)	$971.3	$1,078.0	(10)%	$3,651.8	$3,514.8	4%
Backlog (4)	$3,967.3	$3,541.2	12%	$3,967.3	$3,541.2	12%
Segment Results
(In millions)	Q3FY26	Q3FY25	Year-over-Year Change	First 9 Months FY26	First 9 Months FY25	Year-Over-Year Change
Communication Services
New contract awards (3)	$671.3	$750.5	(11)%	$2,456.7	$2,326.3	6%
Revenues	$825.3	$820.3	1%	$2,489.4	$2,473.5	1%
Operating profit (loss) (5)	$38.0	$44.4	(14)%	$150.3	$85.8	75%
Adjusted EBITDA	$318.8	$329.6	(3)%	$976.8	$955.5	2%

Defense and Advanced Technologies
New contract awards (3)	$300.0	$327.4	(8)%	$1,195.0	$1,188.4	1%
Revenues	$331.7	$303.4	9%	$979.6	$899.0	9%
Operating profit (loss) (5)	$53.1	$42.7	24%	$154.1	$168.6	(9)%
Adjusted EBITDA	$68.3	$63.6	7%	$203.4	$216.7	(6)%

(1)	Attributable to Viasat, Inc. common stockholders.
(2)

As the nine months ended December 31, 2025 and three and nine months ended December 31, 2024 financial information resulted in a net loss, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive. However, as the non-GAAP financial information for the nine months ended December 31, 2025 and three and nine months ended December 31, 2024 resulted in non-GAAP net income, 137.9 million, 131.3 million, and 130.0 million diluted weighted average number of shares were used instead to calculate non-GAAP diluted net income per share.

(3)	Awards exclude future revenue under recurring consumer commitment arrangements.
(4)

Amounts include certain backlog adjustments due to contract changes and amendments. Our backlog includes contracts with subscribers for fixed broadband services in our Communication Services segment. Backlog does not include anticipated purchase orders and requests for the installation of in-flight connectivity systems or future recurring in-flight internet service revenues under our commercial in-flight internet agreements in our Communication Services segment.

(5)	Before corporate.
*	Percentage not meaningful.

Note: Some totals may not foot due to rounding.

Third Quarter Fiscal Year 2026 Results (cont.)

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended		Nine months ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Revenues:
Service revenues	$822,818	$809,370	$2,470,698	$2,428,405
Product revenues	334,227	314,397	998,294	944,084

Total revenues	1,157,045	1,123,767	3,468,992	3,372,489

Operating expenses:
Cost of service revenues	536,798	527,718	1,579,925	1,575,978
Cost of product revenues	241,470	234,229	715,960	671,872
Selling, general and administrative	240,708	238,024	745,325	761,594
Independent research and development	46,929	36,701	123,385	108,654
Amortization of acquired intangible assets	64,838	65,847	195,648	198,086

Income (loss) from operations	26,302	21,248	108,749	56,305
Interest (expense) income, net	78,112	(76,768)	(88,917)	(251,196)
(Loss) gain on extinguishment of debt, net	(11,647)	(96,614)	(11,935)	(99,814)
Other income (expense), net	114	(9,976)	(5,050)	(9,976)

Income (loss) before income taxes	92,881	(162,110)	2,847	(304,681)
(Provision for) benefit from income taxes	(58,670)	11,798	(76,142)	4,699
Equity in income (loss) of unconsolidated affiliates, net	3,285	3,405	11,240	9,592

Net income (loss)	37,496	(146,907)	(62,055)	(290,390)
Less: net income (loss) attributable to noncontrolling interest, net of tax	12,528	11,506	30,855	38,519

Net income (loss) attributable to Viasat, Inc.	$24,968	$(158,413)	$(92,910)	$(328,909)

Diluted net income (loss) per share attributable to Viasat, Inc. common stockholders	$0.18	$(1.23)	$(0.69)	$(2.57)

Diluted common equivalent shares (1)	140,915	128,941	134,148	127,968
AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT, INC. ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:
(In thousands, except per share data)	Three months ended		Nine months ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
GAAP net income (loss) attributable to Viasat, Inc.	$24,968	$(158,413)	$(92,910)	$(328,909)
Amortization of acquired intangible assets	64,838	65,847	195,648	198,086
Stock-based compensation expense	24,099	21,503	58,928	63,468
Acquisition and transaction related expenses (2)	5,525	20,855	20,330	57,706
Loss (gain) on extinguishment of debt, net	11,647	96,614	11,935	99,814
Other (income) expense, net	(114)	9,976	5,050	9,976
Income tax effect (3)	(20,236)	(41,724)	(52,529)	(75,957)

Non-GAAP net income (loss) attributable to Viasat, Inc.	$110,727	$14,658	$146,452	$24,184

Non-GAAP diluted net income (loss) per share attributable to Viasat, Inc. common stockholders	$0.79	$0.11	$1.06	$0.19

Diluted common equivalent shares (1)	140,915	131,256	137,852	130,017
AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT, INC. AND ADJUSTED EBITDA IS AS FOLLOWS:
(In thousands)	Three months ended		Nine months ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
GAAP net income (loss) attributable to Viasat, Inc.	$24,968	$(158,413)	$(92,910)	$(328,909)
Provision for (benefit from) income taxes	58,670	(11,798)	76,142	(4,699)
Interest expense (income), net	(78,112)	76,768	88,917	251,196
Depreciation and amortization (4)	340,360	337,755	1,011,832	1,023,625
Stock-based compensation expense	24,099	21,503	58,928	63,468
Acquisition and transaction related expenses (2)	5,525	20,855	20,330	57,706
Loss (gain) on extinguishment of debt, net	11,647	96,614	11,935	99,814
Other (income) expense, net	(114)	9,976	5,050	9,976

Adjusted EBITDA	$387,043	$393,260	$1,180,224	$1,172,177

(1)

As the nine months ended December 31, 2025 and three and nine months ended December 31, 2024 financial information resulted in a net loss, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive. However, as the non-GAAP financial information for the nine months ended December 31, 2025 and three and nine months ended December 31, 2024 resulted in non-GAAP net income, diluted weighted average number of shares were used instead to calculate non-GAAP diluted net income per share.

(2)	Costs typically consist of acquisition, integration, and disposition related costs.
(3)	The income tax effect is calculated using the tax rate applicable for the non-GAAP adjustments.
(4)	Including amortization of capitalized cloud computing implementation costs.

Third Quarter Fiscal Year 2026 Results (cont.)

AN ITEMIZED RECONCILIATION BETWEEN SEGMENT OPERATING PROFIT (LOSS) BEFORE CORPORATE

AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)

	Three months ended December 31, 2025			Three months ended December 31, 2024
	Communication Services Segment	Defense and Advanced Technologies Segment	Total	Communication Services Segment	Defense and Advanced Technologies Segment	Total
Segment operating profit (loss) before corporate	$38,028	$53,112	$91,140	$44,357	$42,738	$87,095
Depreciation (5)	248,673	12,484	261,157	244,673	12,401	257,074
Stock-based compensation expense	14,388	9,711	24,099	12,884	8,619	21,503
Other than acquired intangible assets amortization (4)	9,175	5,190	14,365	10,289	4,545	14,834
Acquisition and transaction related expenses (2)	4,840	685	5,525	14,061	6,794	20,855
Equity in income (loss) of unconsolidated affiliates, net	3,285	—	3,285	3,405	—	3,405
Noncontrolling interest	386	(12,914)	(12,528)	(30)	(11,476)	(11,506)

Adjusted EBITDA	$318,775	$68,268	$387,043	$329,639	$63,621	$393,260

	Nine months ended December 31, 2025			Nine months ended December 31, 2024
	Communication Services Segment	Defense and Advanced Technologies Segment	Total	Communication Services Segment	Defense and Advanced Technologies Segment	Total
Segment operating profit (loss) before corporate	$150,289	$154,108	$304,397	$85,829	$168,562	$254,391
Depreciation (5)	735,641	35,887	771,528	744,136	35,539	779,675
Stock-based compensation expense	35,190	23,738	58,928	38,462	25,006	63,468
Other than acquired intangible assets amortization (4)	27,923	16,733	44,656	31,998	13,866	45,864
Acquisition and transaction related expenses (2)	16,194	4,136	20,330	45,532	12,174	57,706
Equity in income (loss) of unconsolidated affiliates, net	11,240	—	11,240	9,592	—	9,592
Noncontrolling interest	326	(31,181)	(30,855)	(90)	(38,429)	(38,519)

Adjusted EBITDA	$976,803	$203,421	$1,180,224	$955,459	$216,718	$1,172,177

(5)	Depreciation expenses not specifically recorded in a particular segment have been allocated based on other indirect allocable costs, which management believes is a reasonable method.

Third Quarter Fiscal Year 2026 Results (cont.)

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	As of	As of
Assets	December 31, 2025	March 31, 2025

Current assets:
Cash and cash equivalents	$1,346,136	$1,612,105
Accounts receivable, net	749,395	699,552
Inventories	286,954	293,943
Prepaid expenses and other current assets	266,424	282,343

Total current assets	2,648,909	2,887,943

Property, equipment and satellites, net	7,299,465	7,405,664
Operating lease right-of-use assets	431,027	416,490
Acquired intangible assets, net	2,061,858	2,270,777
Goodwill	1,626,275	1,622,132
Other assets	843,740	845,778

Total assets	$14,911,274	$15,448,784

	As of	As of
Liabilities and Equity	December 31, 2025	March 31, 2025

Current liabilities:
Accounts payable	$309,182	$264,300
Accrued and other liabilities	899,555	908,529
Current portion of long-term debt	36,916	503,825

Total current liabilities	1,245,653	1,676,654

Senior notes	3,661,857	3,652,882
Other long-term debt	2,581,718	2,879,402
Non-current operating lease liabilities	433,984	414,133
Other liabilities	2,357,319	2,181,153

Total liabilities	10,280,531	10,804,224

Total Viasat Inc. stockholders’ equity	4,568,940	4,553,831
Noncontrolling interest in subsidiary	61,803	90,729

Total equity	4,630,743	4,644,560

Total liabilities and equity	$14,911,274	$15,448,784

Non-GAAP Financial Reconciliation

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT, INC.

AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)

	Three months ended
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
GAAP net income (loss) attributable to Viasat, Inc.	$24,968	$(61,444)	$(56,434)	$(246,053)	$(158,413)
Provision for (benefit from) income taxes	58,670	10,862	6,610	3,758	(11,798)
Interest expense (income), net	(78,112)	80,962	86,067	86,828	76,768
Depreciation and amortization (4)	340,360	329,128	342,344	337,182	337,755
Stock-based compensation expense	24,099	20,122	14,707	16,917	21,503
Acquisition and transaction related expenses (2)	5,525	5,080	9,725	6,761	20,855
Ground network impairment and related charges	—	—	—	169,400	—
Loss (gain) on extinguishment of debt, net	11,647	—	288	—	96,614
Other (income) expense, net	(114)	—	5,164	—	9,976

Adjusted EBITDA	$387,043	$384,710	$408,471	$374,793	$393,260

NET DEBT	As of
(In thousands)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Total debt	$6,406,911	$6,731,043	$6,741,529	$7,204,275	$7,218,294
Less: cash and cash equivalents	1,346,136	1,230,074	1,177,492	1,612,105	1,556,489

Net debt	$5,060,775	$5,500,969	$5,564,037	$5,592,170	$5,661,805

FREE CASH FLOW (In thousands)
The following table reconciles free cash flow to Net cash provided by (used in) operating activities.
	Three months ended
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Net cash provided by (used in) operating activities	$726,888	$282,242	$258,460	$298,443	$219,459
Purchase of property, equipment and satellites, and other assets (capital expenditures)	(282,721)	(213,699)	(198,013)	(247,723)	(252,632)

Free cash flow	$444,167	$68,543	$60,447	$50,720	$(33,173)

Selected Segment Financial Information

(Unaudited)

(In thousands)

	Three months ended		Nine months ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Revenues:
Communication services
Aviation services	$303,693	$263,880	$897,317	$783,022
Government satcom services	202,369	195,048	589,937	558,796
Maritime services	114,949	118,895	350,344	364,021
Fixed services and other services	144,565	181,162	474,993	567,651

Total services	765,576	758,985	2,312,591	2,273,490
Total products	59,766	61,362	176,777	200,029

Total communication services revenues	825,342	820,347	2,489,368	2,473,519
Defense and advanced technologies
Total services	57,242	50,385	158,107	154,915
Information security and cyber defense products	96,954	89,497	294,030	228,552
Space and mission systems products	77,490	77,752	243,694	229,840
Tactical networking products	93,900	78,528	236,372	229,972
Advanced technologies and other products	6,117	7,258	47,421	55,691

Total products	274,461	253,035	821,517	744,055

Total defense and advanced technologies revenues	331,703	303,420	979,624	898,970
Elimination of intersegment revenues	—	—	—	—

Total revenues	$1,157,045	$1,123,767	$3,468,992	$3,372,489